EXHIBIT 10.2

HF Financial Corp. and Home Federal Bank (the “Company”) anticipates entering into a Securities Purchase Agreement (the “Participation Agreement”), with the United States Department of Treasury (“Treasury”) that provides for the Company’s participation in the Treasury’s TARP Capital Purchase Program (the “CPP”). If the Company does not participate or ceases at any time to participate in the CPP, this letter shall be of no further force and effect, except to the extent the EESA requires continued application of all or some of the restrictions below.

For the Company to participate in the CPP and as a condition to the closing of the investment contemplated by the Participation Agreement, the Company is required to establish specified standards for incentive compensation to its senior executive officers and to make changes to its compensation arrangements. To comply with these requirements, and in consideration of the benefits that you will receive as a result of the Company’s participation in the CPP, you agree as follows:

1.               No Golden Parachute Payments. The Company is prohibiting any golden parachute payment to you during any “CPP Covered Periods.” A “CPP Covered Period” is any period during which (A) you are a senior executive officer and (B) Treasury holds an equity or debt position acquired from the Company in the CPP.

2.               Recovery of Bonus and Incentive Compensation. Any bonus and incentive compensation paid to you during a CPP Covered Period and while you are a senior executive officer is subject to recovery or “clawback” by the Company if the payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria.

3.               Compensation Program Amendments. Each of the Company’s compensation, bonus, incentive and other benefit plans, arrangements and agreements (including golden parachute, severance and employment agreements) (collectively, “Benefit Plans”) with respect to you is hereby amended to the extent necessary to give effect to provisions (1) and (2). For reference, certain affected Benefit Plans are set forth in Appendix A to this letter. Appendix A is not necessarily an exhaustive list of affected Benefit Plans.

In addition, the Company is required to review its Benefit Plans to ensure that they do not encourage senior executive officers to take unnecessary and excessive risks that threaten the value of the Company. To the extent any such review requires revisions to any Benefit Plan with respect to you that the Company does not have the authority to change unilaterally, you and the Company agree to negotiate such changes promptly and in good faith.

4.               Waiver. You agree to execute the waiver of claims set forth in Annex B of the Participation Agreement if you are a senior executive officer on the Closing Date.

5.               Definitions and Interpretation. This letter shall be interpreted as follows:

•                  “Senior executive officer” means the Company’s “senior executive officers” as defined in subsection 111(b)(3) of EESA as reasonably determined by the Company.

•                  “Golden parachute payment” is used with same meaning as in Section 111(b)(2)(C) of EESA.

•                  “EESA” means the Emergency Economic Stabilization Act of 2008 as implemented by guidance or regulation issued by the Department of the Treasury and as published in the Federal Register on October 20, 2008.

•                  The term “Company” includes any entities treated as a single employer with the Company under 31 C.F.R. Section 30.1(b) (as in effect on the Closing Date). If you are also delivering a waiver pursuant to the Participation Agreement, then as between the Company and you, the term “employer” in that waiver will be deemed to mean the Company as used in this letter.

•                  The term “CPP Covered Period” shall be limited by, and interpreted in a manner consistent with, 31 C.F.R. section 30.11 (as in effect on the Closing Date).

•                  Provisions (1) and (2) of this letter are intended to, and will be interpreted, administered and construed to, comply with section 111 of EESA (and, to the maximum extent consistent with the preceding, to permit operation of the Benefit Plans in accordance with their terms before giving effect to this letter).

6.               Miscellaneous. To the extent not subject to federal law, this letter will be governed by and construed in accordance with the laws of South Dakota. This letter may be executed in two or more counterparts, each of which will be deemed to be an original. A signature transmitted by facsimile will be deemed an original signature.

The Board appreciates the concessions you are making and looks forward to your continued leadership during these financially challenging times.

Yours sincerely,

HF Financial Corp.

By:
Name:
Title:

Intending to be legally bound, I agree with and
accept the foregoing terms on the date set forth
below.

Date:

Appendix A

Employment Agreement

Change in Control Agreement

Long Term Incentive Plan

Short Term Incentive Plan

Individual Incentive Program

Deferred Compensation Agreement